Chapman and Cutler
                         111 West Monroe Street
                         Chicago, Illinois 60603


                              March 7, 1997



Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

The Bank of New York
Unit Investment Trust Division
101 Barclay Street
New York, New York 10286


     Re: Insured Municipals Income Trust and Investors' Quality
                   Tax-Exempt Trust, Multi-Series 289
             ______________________________________________

Gentlemen:

     We have acted as counsel for Van Kampen American Capital Distributors, Inc., Depositor of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 289 (the "Fund"), in connection with the issuance of Units of fractional undivided interest in the several Trusts of said Fund under a Trust Agreement dated March 7, 1997 (the "Indenture") between Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) Each Trust is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

         (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust in the proportion that the number of Units of such Trust held by him bears to the total number of Units outstanding of such Trust. Under subpart E, subchapter J of chapter 1 of the Code, income of each Trust will be treated as income of each Unitholder of the respective Trust in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Accordingly, to the extent that the income of a Trust consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from Federal gross income of the Unitholders, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the respective Trust. In the case of such Unitholder (and no other) interest received with respect to his Units attributable to such industrial development bonds or such private activity bonds is includable in his gross income. In the case of certain corporations, interest on the Bonds is included in computing the alternative minimum tax pursuant to Section 56(c) of the Code, the environmental tax (the "Superfund Tax") imposed by Section 59A of the Code, and the branch profits tax imposed by Section 884 of the Code with respect to U.S. branches of foreign corporations.

        (iii) Gain or loss will be recognized to a Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units represented by his Certificate. If a Bond is acquired with accrued interest, that portion of the price paid for the accrued interest is added to the tax basis of the Bond. When this accrued interest is received, it is treated as a return of capital and reduces the tax basis of the Bond. If a Bond is purchased for a premium, the amount of the premium is added to the tax basis of the Bond. Bond premium is amortized over the remaining term of the Bond, and the tax basis of the Bond is reduced each tax year by the amount of the premium amortized in that tax year. Accordingly, Unitholders must reduce the tax basis of their Units for their share of accrued interest received by the respective Trust, if any, on Bonds delivered after the Unitholders pay for their Units to the extent that such interest accrued on such Bonds before the date the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. In addition, such basis will be increased by the Unitholder's aliquot share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond held by the Trust with respect to which there was original issue discount at the time the Bond was issued (or which was purchased with market discount) and reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust.

        (iv) If the Trustee disposes of a Trust asset (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Unitholder and the amount thereof is measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced by the amount of his aliquot share of accrued interest received by the Trust, if any, on Bonds delivered after the Unitholders pay for their Units to the extent that such interest accrued on the Bonds before the date the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller), must be reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust and must be increased by the Unitholder's share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond which, at the time the Bond was issued, had original issue discount (or which was purchased with market discount).

          (v) In the case of any Bond held by the Trust where the "stated redemption price at maturity" exceeds the "issue price", such excess shall be original issue discount. With respect to each Unitholder, upon the purchase of his Units subsequent to the original issuance of Bonds held by the Trust, Section 1272(a)(7) of the Code provides for a reduction in the accrued "daily portion" of such original issue discount upon the purchase of a Bond subsequent to the Bond's original issue, under certain circumstances. In the case of any Bond held by the Trust the interest on which is excludable from gross income under Section 103 of the Code, any original issue discount which accrues with respect thereto will be treated as interest which is excludable from gross income under
     Section 103 of the Code.

         (vi) We have examined the Municipal Bond Unit Investment Trust Insurance policies, if any, issued to certain of the Trusts on the Date of Deposit by AMBAC Indemnity Corporation, Financial Guaranty Insurance Corporation or a combination thereof. Each such policy, or a combination of such policies, insures all bonds held by the Trustee for that particular Trust (other than bonds described in paragraph (vii)) against default in the prompt payment of principal and interest. In our opinion, any amount paid under each said policy, or a combination of said policies, which represents maturing interest on defaulted obligations held by the Trustee will be excludable from Federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the Issuer of the defaulted bonds provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the bonds, rather than the insurer, will pay debt service on the bonds. Paragraph (ii) of this opinion is accordingly applicable to insurance proceeds representing maturing interest.

        (vii) Certain bonds in the portfolios of certain of the Insured Trusts have been insured by the issuers thereof against default in the prompt payment of principal and interest. Insurance has been obtained for such bonds, or, in the case of a commitment, the bonds will be ultimately insured under the terms of such an insurance policy, which are designated as issuer insured bonds on the portfolio pages of the respective Trusts in the prospectus for the Fund, by the issuer of such bonds. Insurance obtained by the issuer is effective so long as such bonds remain outstanding. For each of these bonds, we have been advised that the aggregate principal amount of such bonds listed on the portfolio page for the respective Trust was acquired by the applicable Trust and are part of the series of such bonds listed on the portfolio page for the respective Trust in the aggregate principal amount listed on the portfolio page for the respective Trust. Based upon the assumption that the bonds acquired by the applicable Trust are part of the series covered by an insurance policy or, in the case of a commitment, will be ultimately insured under the terms of such an insurance policy, it is our opinion that any amounts received by the applicable Trust representing maturing interest on such bonds will be excludable from federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the Issuer provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the bonds, rather than the insurer, will pay debt service on the bonds. Paragraph (ii) of this opinion is accordingly applicable to such payment.

     Sections 1288 and 1272 of the Code provide a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount accrues either on the basis of a constant compound interest rate or ratably over the term of the Bond, depending on the date the Bond was issued. In addition, special rules apply if the purchase price of a Bond exceeds the original issue price plus the amount of original issue discount which would have previously accrued based upon its issue price (its "adjusted issue price"). The application of these rules will also vary depending on the value of the bond on the date a Unitholder acquires his Units, and the price the Unitholder pays for his Units.

     Because the Trusts do not include any "private activity" bonds within the meaning of Section 141 of the Code issued on or after August 8, 1986, none of the Trust Funds' interest income shall be treated as an item of tax preference when computing the alternative minimum tax. In the case of corporations, for taxable years beginning after December 31, 1986, the alternative minimum tax and the Superfund Tax depend upon the corporation's alternative minimum taxable income ("AMTI") which is the corporation's taxable income with certain adjustments.

     Pursuant to Section 56(c) of the Code, one of the adjustment items used in computing AMTI and the Superfund Tax of a corporation (other than an S corporation, Regulated Investment Company, Real Estate Investment
Trust  or  REMIC) for taxable years beginning after 1989,  is  an  amount equal to 75% of the excess of such corporation's "adjusted current earnings" over an amount equal to its AMTI (before such adjustment item and the alternative tax net operating loss deduction). "Adjusted current earnings" includes all tax-exempt interest, including interest on all
Bonds in the Trust, and tax-exempt original issue discount. Under current Code provisions, the Superfund Tax does not apply to tax years beginning on or after January 1, 1996. Legislative rules proposals have been made that would extend the Superfund Tax.

     Effective for tax returns filed after December 31, 1987, all taxpayers are required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the year.

     Section 265 of the Code provides for a reduction in each taxable year of 100 percent of the otherwise deductible interest on indebtedness incurred or continued by financial institutions, to which either Section 585 or Section 593 of the Code applies, to purchase or carry obligations acquired after August 7, 1986, the interest on which is exempt from Federal income taxes for such taxable year. Under rules prescribed by
Section 265, the amount of interest otherwise deductible by such financial institutions in any taxable year which is deemed to be attributable to tax-exempt obligations acquired after August 7, 1986, will be the amount that bears the same ratio to the interest deduction otherwise allowable (determined without regard to Section 265) to the taxpayer for the taxable year as the taxpayer's average adjusted basis (within the meaning of Section 1016) of tax-exempt obligations acquired after August 7, 1986, bears to such average adjusted basis for all assets of the taxpayer, unless such financial institution can otherwise establish, under regulations, to be prescribed by the Secretary of the Treasury, the amount of interest on indebtedness incurred or continued to purchase or carry such obligations. Legislative rules have been made that would extend the financial institution rules to most corporations.

     We also call attention to the fact that, under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for Federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of Units. However, these rules generally do not apply to interest paid on indebtedness incurred for expenditures of a personal nature such as a mortgage incurred to purchase or improve a personal residence.

     "The Revenue Reconciliation Act of 1993" (the "Tax Act") subjects tax-exempt bonds to the market discount rules of the Code effective for bonds purchased after April 30, 1993. In general, market discount is the amount (if any) by which the stated redemption price at maturity exceeds an investor's purchase price (except to the extent that such difference, if any, is attributable to original issue discount not yet accrued) subject to a statutory de minimis rule. Market discount can arise based on the price a Trust pays for Bonds or the price a Unitholder pays for his or her Units. Under the Tax Act, accretion of market discount is taxable as ordinary income; under prior law, the accretion had been treated as capital gain. Market discount that accretes while a Trust holds a Bond would be recognized as ordinary income by the Unitholders when principal payments are received on the Bond, upon sale or at redemption (including early redemption), or upon the sale or redemption of his or her Units, unless a Unitholder elects to include market discount in taxable income as it accrues.

     We have also examined the income tax law of the State of Colorado, which is based upon the Federal Law, to determine its applicability to the Colorado IM-IT Trust (the "Colorado Trust") being created as part of the Fund and to the holders of Units in the Colorado Trust who are residents of the State of Colorado ("Colorado Unitholders"). Although we express no opinion with respect to the issuance of the bonds, in rendering our opinion expressed herein, we have assumed that: (i) the bonds were validly issued, (ii) interest thereon is excludable from gross income for federal income tax purposes, and (iii) interest on the bonds, if received directly by a Unitholder, would be exempt from the income tax imposed by the State that is applicable to individuals and corporations (the "State Income Tax"). This opinion does not address the taxation of persons other than full time residents of Colorado. Based upon the foregoing it is our opinion that under Colorado income tax law, as presently enacted and construed:

          (a) The Colorado Trust is not an association taxable as a corporation for purposes of Colorado income taxation.

          (b) Each Colorado Unitholder will be treated as owning a pro-rata share of each asset of the Colorado Trust for Colorado income tax purposes in the proportion that the number of Units of such Trust held by him bears to the total number of outstanding Units of the Colorado Trust, and the income of the Colorado Trust will therefore be treated as the income of each Colorado Unitholder under Colorado law in the proportion described and an item of income of the Colorado Trust will have the same character in the hands of a Colorado Unitholder as it would have in the hands of the Trustee.

          (c) Gain or loss will be recognized by a Colorado Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units represented by his Certificate. Before adjustment, such basis would normally be cost if the Colorado Unitholder has acquired his Units by purchase, plus his aliquot share of advances by the Trustee to the Colorado Trust to pay interest on bonds delivered after the Colorado Unitholder's settlement date to the extent that such interest accrued on such bonds during the period from the Colorado Unitholder's settlement date to the date such bonds are delivered to the Colorado Trust, but only to the extent that such advances are to be repaid to the Trustee out of interest received by such Trust with respect to such bonds. In addition, such basis will be increased by the Colorado Unitholder's aliquot share of the accrued original issue discount with respect to each bond held by such Trust with respect to which there was an original issue discount at the time such bond was issued and reduced by the annual amortization of bond premium, if any, on the bonds held by the Colorado Trust.

          (d) If the Trustee disposes of a bond (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Colorado Unitholder and the amount thereof is measured by comparing the Colorado Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the bond disposed of. Such basis is ascertained by apportioning the tax basis for his Units among each of the bonds (as of the date on which his units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Colorado Unitholder's basis in his Units and of his fractional interest in each bond must be reduced by the amount of his aliquot share of interest received by the Colorado Trust, if any, in bonds delivered after the Colorado Unitholder's settlement date to the extent that such interest accrued on such bonds during the period from the Colorado Unitholder's settlement date to the date such bonds are delivered to the Colorado Trust, must be reduced by the annual amortization of bond premium, if any, on bonds held by such Trust and must be increased by the Colorado Unitholder's share of the accrued original issue discount with respect to each bond which, at the time such bond was issued, had original issue discount.

          (e) If interest on indebtedness incurred or continued by a Colorado Unitholder to purchase Units in the Colorado Trust is not deductible for Federal income tax purposes, it will also be nondeductible for Colorado income tax purposes.

         (f) So long as the Colorado Trust holds obligations issued, on or after May 1, 1980, by the State of Colorado or its political subdivisions (the "Colorado Bonds"), then to the extent the interest on the Colorado Bonds is excludable from Federal gross income of a Colorado Unitholder pursuant to Section 103 of the Code, such interest will be excludable from Colorado adjusted gross income of such Unitholder.

          (g) Any amounts paid under an insurance policy issued to the Colorado Trust which represent maturing interest on defaulted Colorado Bonds held by the Trustee will be excludable from Colorado adjusted gross income if, and to the same extent as, such interest is excludable for Federal income tax purposes. Paragraph (f) of this opinion is accordingly applicable to insurance proceeds representing maturing interest.

          (h) Certain of the Colorado Bonds in the Colorado Trust have been insured by the issuers thereof against default in the prompt payment of principal and interest. Based upon the exemptions and assumptions referred to above, it is our opinion that any amounts received by the Colorado Trust representing maturing interest on such Colorado Bonds will be excludable from Colorado adjusted gross income if, and to the same extent as, such interest is so excludable for Federal income tax purposes if paid in the normal course by the issuer notwithstanding that the source of the payment is from insurance proceeds provided that, at the time such insurance policies are purchased, the amounts paid for such insurance policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the Colorado Bonds, rather than the insurer will pay debt service on the Colorado Bonds. Paragraph (f) of this opinion is accordingly applicable to such payment, representing maturing interest.

     We have not examined any of the Colorado Bonds to be deposited and held in the Colorado Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion with respect to taxation under any other provisions of the Colorado law. Ownership of the Units may result in collateral Colorado tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     We have also examined the income tax law of the State of Indiana, which is based upon the Federal Law, to determine its applicability to the Indiana IM-IT Trust (the "Indiana Trust") being created as part of the Fund and to the holders of Units in the Indiana Trust who are residents of the State of Indiana ("Indiana Unitholders"). Although we express no opinion with respect to the issuance of the bonds, in rendering our opinion expressed herein, we have assumed that: (i) the bonds were validly issued, (ii) interest thereon is excludable from gross income for federal income tax purposes, and (iii) interest on the bonds, if received directly by a Unitholder, would be exempt from the income tax imposed by the State that is applicable to individuals and corporations (the "State Income Tax"). This opinion does not address the taxation of persons other than full time residents of Indiana. Based upon the foregoing it is our opinion that under Indiana law, as presently enacted and construed:

           a) The Indiana Trust is not an association taxable as a corporation for purposes of the Indiana State Adjusted Gross Income Tax, the Supplemental Corporate Net Income Tax, the County Adjusted Gross Income Tax (collectively, the "State Income Tax"), and the Indiana Financial Institutions Tax.

           b) Each Indiana Unitholder will be treated as owning a pro rata share of each asset of the Indiana Trust for Indiana State Income Tax purposes in the proportion that the number of Units of the Trust held by the Unit holder bears to the total number of outstanding Units of the Indiana Trust, and the income of the Indiana Trust will therefore be treated as income of each Indiana Unit holder for Indiana State Income Tax purposes in the proportion described.

           c) Interest on Bonds that would not be includible in income for Indiana State Income Tax purposes when paid directly to an Indiana Unit holder will be exempt from the Indiana State Income Tax when received by the Indiana Trust and attributed to such Indiana Unit holder and when distributed to such Indiana Unit holder.

           d) For purposes of both the Indiana State Income Tax and the Indiana Financial Institutions Tax, each Indiana Unit holder will realize taxable gain or loss when the Indiana Trust disposes of a Bond (whether by sale, exchange, redemption, or payment at maturity) or when the Indiana Unit holder redeems or sells Units at a price that differs from original cost as adjusted for amortization of bond discount or premium and other basis adjustments (including any basis reduction that may be required to reflect an Indiana Unit holder's share of interest, if any, accruing on Bonds during the interval between the Indiana Unit holder's settlement date and the date such Bonds are delivered to the Indiana Trust, if later).

           e) Tax basis reduction requirements relating to amortization of bond premium may, under some circumstances, result in Indiana Unit holders realizing taxable gain when their Units are sold or redeemed for an amount equal to or less than their original cost.

           f) If interest on indebtedness incurred or continued by an Indiana Unit holder to purchase Units in the Indiana Trust is not deductible for federal income tax purposes, it also will be non-deductible for Indiana State Income Tax purposes.

          g) Indiana imposes a Gross Income Tax generally applicable to taxpayers other than individuals. No opinion is expressed herein as to whether distributions from the Indiana Trust to a Unit holder are subject to the Gross Income Tax. However, the Indiana Department of Revenue has advised that distributions from an Indiana Trust will be exempt from the Indiana Gross Income Tax to the extent such distributions relate to payments of interest received by the Indiana Trust on bonds that would, if received directly by such Unit holder, be exempt from such tax, provided that the Indiana Trust complies with certain information reporting and certification requirements. We have been advised that this merely represents the current position of the Indiana Department of Revenue and is subject to change. Receipts attributable to the sale, exchange or redemption of a Bond or a Unit would not be exempt from the Gross Income Tax. Indiana imposes the Indiana Financial Institutions Tax on corporations transacting the business of a financial institution in Indiana. It should be noted that taxable income for purposes of computing such tax includes interest on bonds that is excludible from gross income for federal income tax purposes. Accordingly, interest income attributable to a Unit holder to which the Indiana Financial Institutions Tax applies would generally be subject to such tax.

          h)   Units are not exempt from the Indiana inheritance tax.

     Chapman and Cutler has expressed no opinion with respect to taxation under any other provision of Indiana law. Ownership of the Units may result in collateral Indiana tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.


                                    Very truly yours,



                                    Chapman and Cutler
MJK/cjw